FOR IMMEDIATE RELEASE

GUILFORD PHARAMCEUTICALS COMPLETES
SALE AND LEASEBACK AND RECEIVES $19.4 MILLION IN NET PROCEEDS

BALTIMORE, MD, December 17, 2004 — Guilford Pharmaceuticals Inc. (Nasdaq: GLFD) today announced that it has completed a sale and leaseback of its facilities in Baltimore, Maryland with BioMed Realty Trust, Inc., a real estate investment trust focused on acquiring, owning, leasing and developing laboratory and office space for life science, biotechnology and pharmaceutical companies. The net proceeds of this transaction to Guilford were $19.4 million. In connection with this transaction, Guilford has entered into a long-term lease with BioMed for the facilities. Guilford intends to use the proceeds for general corporate purposes, including providing additional working capital to support its development pipeline and the continued advancement of the Company’s AQUAVAN® Injection development program, currently in Phase III clinical testing.

About Guilford

Guilford Pharmaceuticals Inc. is a pharmaceutical company engaged in the research, development and commercialization of proprietary drugs that target the hospital and neurology markets. Presently, Guilford markets two commercial products, GLIADEL® Wafer (polifeprosan 20 with carmustine implant), for the treatment of certain types of brain tumor in combination with radiation and surgery, and AGGRASTAT® Injection (tirofiban hydrochloride), a glycoprotein GP IIb/IIIa receptor antagonist, for the treatment of acute coronary syndrome (ACS). Guilford’s product pipeline includes AQUAVAN® Injection, an investigational sedative/anesthetic drug, and drugs for treating peripheral nerve injury. For full prescribing information, please visit www.guilfordpharm.com under Products / Marketed Products.

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Contact:	Guilford Pharmaceuticals Inc. Stacey Jurchison 410.631.5022 jurchisons@guilfordpharm.com

Internet addresses: www.guilfordpharm.com